Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-253061, 333-252230, 333-237251 and 333-239371; and Form S-8 Nos. 333-236108, 333-253059 and 333-205043) of Ideanomics, Inc. of our report dated March 10, 2021, with respect to the consolidated financial statements of Timios Holdings Corp., as of and for the year ended December 31, 2019, and the related notes to the consolidated financial statements, appearing in this Current Report on Form 8-K/A of Ideanomics, Inc.

Melville, NY

March 19, 2021

An Independent Member of Urbach Hacker Young International